Exhibit 99.1

 Nara Bancorp Reports $0.35 Earnings Per Diluted Share for Fourth Quarter 2006


    LOS ANGELES--(BUSINESS WIRE)--Jan. 31, 2007--Nara Bancorp, Inc. (the "Company") (NASDAQ:NARA), the holding company of Nara Bank (the "Bank") reported net income of $9.4 million, or $0.35 per diluted share, for fourth quarter 2006, an 18% increase compared to net income of $7.9 million, or $0.30 per diluted share, for fourth quarter 2005. The increase was primarily due to higher net interest income and a credit to income tax expense of $772 thousand during fourth quarter 2006 for resolution of certain tax contingencies.

    For the full year 2006, net income increased 26% to $33.8 million from $26.9 million in 2005. Diluted earnings per share increased 20% to $1.28 from $1.07 in 2005.

    Min Kim, President and Chief Executive Officer, said, "Our fourth quarter performance capped a memorable year for Nara Bancorp, in which we produced record earnings while also strengthening our management team, board leadership, and internal controls. In the fourth quarter, we were able to offset compression in our net interest margin with our strongest loan production of the year, driven by our increased focus on C&I lending. We also continue to experience positive momentum in our SBA business, as our SBA loan originations increased by 68% and sales increased by 26% over the prior quarter. We are pleased with our continued ability to win new business from customers, which helps us to achieve our financial goals despite a highly competitive market for deposits.

    "We are also pleased to announce that we received a formal notice, dated January 29, 2007, from the Federal Reserve Bank of San Francisco that they no longer consider Nara Bank or Nara Bancorp, Inc. to be in 'troubled condition.' Our regulators, both Federal and State, have been tremendously helpful as we reshaped our governance, internal controls and leadership. We appreciate their confidence in our progress, and we will continue to work towards full relief from the MOU," said Ms. Kim.

    Fourth Quarter Financial Highlights (2006 vs. 2005):

    --  Net income increased 18% to $9.4 million

    --  Diluted EPS increased 17% to $0.35 per share

    --  Net interest income increased 9% to $24.2 million

    --  Net interest margin decreased 13 basis points to 5.10%

    --  Efficiency ratio improved to 46.01% from 48.63%

    -- Net loans receivable increased 19% over prior year to $1.70 billion

    --  Deposits increased 12% over prior year to $1.71 billion

    --  Non-performing assets ratio decreased to 0.17% from 0.35%

    Operating Results for Fourth Quarter 2006

    Net Interest Income and Net Interest Margin. Fourth quarter net interest income before provision for loan losses increased 9% to $24.2 million from $22.2 million for fourth quarter 2005. The improvement was attributable to an increase in the net average interest-earning assets which more than offset the decline in the net interest spread. The resulting fourth quarter net interest margin (net interest income divided by average interest-earning assets) decreased 13 basis points to 5.10% from 5.23%.

    The weighted average yield on the loan portfolio for fourth quarter 2006 increased 60 basis points to 9.21% from 8.61% for the same period last year. The increase was the result of the prime rate-based portion of the loan portfolio repricing upward as interest rates increased during the first half of the year.

    The weighted average cost of deposits for fourth quarter 2006 increased 94 basis points to 3.68% from 2.74% for the same period last year. The cost of time deposits increased 127 basis points to 5.22% from 3.95%, accounting for a substantial portion of the increase.

    Sequentially, 2006 fourth quarter net interest income before provision for loan losses decreased $209 thousand, or 1% from the third quarter. Average interest-earning assets increased nominally and the net interest spread decreased by 17 basis points, resulting in a decline in the net interest margin to 5.10% from 5.25%.

    During the fourth quarter of 2006, the Bank had $244 million of time deposits tied to prime that re-priced upward by approximately 34 basis points, as well as a large amount of other time deposits that were renewed at significantly higher interest rates. As anticipated, this put downward pressure on the net interest margin for the quarter. The net interest margin however, benefited from the current recognition of delinquent interest, totaling $238 thousand relating to the recovery of delinquent interest from a non-accrual loan placed back on accrual status. Excluding this item, the fourth quarter 2006 net interest margin was 5.05%.

    Non-interest Income. Fourth quarter non-interest income was relatively the same compared to fourth quarter 2005. However, during the fourth quarter of 2006, the Company recognized a gain of $1.3 million on the sale of commercial real estate loans to reduce certain industry concentrations within the commercial real estate portfolio. Additionally, the Company recognized net gains of $1.1 million from the sale of $19.4 million of SBA loans during the quarter, representing an 18% increase over the net gains recognized during the third quarter of 2006.

    Sequentially, non-interest income increased 25%, primarily due to the increased gains on sales of commercial real estate and SBA loans discussed above. The increase was partially offset by the decrease in other income and fees, which decreased 26%, due primarily to write-offs of $230 thousand from disposals of premises and equipment related to the corporate headquarters relocation and a branch relocation.

    Non-interest Expense. Fourth quarter non-interest expense increased 1% to $13.6 million from $13.5 million for the same period last year. Compensation expense increased 8% over the same quarter of the prior year, due to an increase in the full-time equivalent employee count from 376 to 408 and the recognition of $496 thousand in stock option expense. These increases were partially offset by a decrease of $827 thousand in accrued bonus expense. Occupancy expense increased 9%, primarily due to lease renewals at higher lease rates for four branches and a new lease related to the relocation of our corporate headquarters. Reductions in expense were achieved in professional fees, marketing, and data processing. Professional fees decreased by $496 thousand primarily due to the completion of consulting work related to MOU compliance. The decrease in marketing expense was due to higher expenses related to a deposit promotion in fourth quarter 2005. Data processing costs decreased as the Company brought certain services in-house.

    Sequentially, non-interest expense in fourth quarter 2006 increased 5% to $13.6 million from $13.0 million in third quarter 2006. This increase was primarily due to increases in compensation and marketing, partially offset by decreases in data processing and professional fees. Compensation expense increased due to growth in the full time equivalent employee count from 396 to 408 and higher salary and stock option expense. Advertising and marketing expenses increased due to a deposit campaign, holiday and new branding promotions during the fourth quarter. Data processing costs declined due to the reason mentioned earlier, while professional fees declined as legal fees normalized and consulting fees decreased.

    Income Taxes. The effective tax rate was 36.2% for fourth quarter 2006 compared to 40.8% for fourth quarter 2005. The decrease in the effective tax rate was due primarily to the resolution of certain tax contingencies during fourth quarter 2006, resulting in a reduction of deferred tax liabilities and a credit to income tax expense of $772 thousand.

    Balance Sheet Summary

    At December 31, 2006 total assets were $2.05 billion compared to $1.78 billion at December 31, 2005, an increase of 15%.

    Gross loans receivable were $1.71 billion at December 31, 2006, an increase of 19% from the $1.45 billion at December 31, 2005. On a sequential quarter basis, gross loans receivable increased 13% (annualized) as loan production was $30 million higher during fourth quarter 2006, and loan pay-offs were lower than the third quarter by $25 million. Including the $31.9 million of commercial real estate loans sold during the quarter, gross loans receivable increased at an annualized rate of 21% in the fourth quarter of 2006.

    SBA loan originations were $39.2 million during the quarter compared to $23.3 million during third quarter 2006 and $46.9 million during fourth quarter 2005. Sales of SBA loans during fourth quarter 2006 were $19.4 million, compared to $15.4 million during third quarter 2006 and $38.4 million during fourth quarter 2005.

    Total deposits were $1.71 billion at December 31, 2006, an increase of 12% from $1.53 billion at December 31, 2005. On a sequential quarter basis, deposits increased 15% (annualized). The largest increases came in non-interest bearing deposits ("DDAs") and certificates of deposit. DDAs increased $31 million during the latter half of December 2006. By January 4, 2007 DDAs decreased by $31 million, reflecting the management of cash balances by customers at year end.

    FHLB advances were $76.0 million at December 31, 2006 compared to $31.0 million at December 31, 2005. During 2006, FHLB advances were used to augment deposits as a source of match-funding $50 million of fixed-rate loan originations.

    Asset Quality

    The Company recorded a provision for loan losses of $1.4 million in the fourth quarter 2006, compared to $857 thousand in the same period of the prior year. The increase in the provision was due primarily to the higher loan growth in 2006 compared to 2005.

    Non-performing assets at December 31, 2006 were $3.6 million, or 0.17% of total assets, compared to $6.2 million, or 0.35% of total assets, at December 31, 2005 and $4.6 million, or 0.23% of total assets, at September 30, 2006.

    Non-performing loans at December 31, 2006 were $3.3 million, or 0.19% of total loans, compared to $5.5 million, or 0.38% of total loans, at December 31, 2005 and $4.0 million, or 0.24% of total loans, at September 30, 2006.

    Net loan charge-offs were $1.2 million during the quarter, or 0.27% of average loans on annualized basis, compared to $307 thousand, or 0.08% of average loans on an annualized basis, for fourth quarter 2005, and $429 thousand, or 0.11% of average loan on an annualized basis, for third quarter 2006. Fourth quarter charge-offs included four commercial loans totaling $820 thousand. These businesses were primarily retail businesses.

    The allowance for loan losses at December 31, 2006 was $19.1 million, or 1.11% of gross loans receivable, compared to $17.6 million, or 1.22% of gross loans receivable at December 31, 2005, and $18.9 million, or 1.14% of gross loans receivable, at September 30, 2006. The reduction in the allowance for loan losses ratio reflects a 50% decline in the level of special mention and classified loans during 2006.

    Performance Ratios

    The annualized return on average equity (ROE) for fourth quarter 2006 was 20.56%, compared to 21.83% for fourth quarter 2005, and 20.36% for third quarter 2006. The 2006 fourth quarter ROE declined from fourth quarter 2005 due to the increase in equity resulting from the $20 million of capital raised in September 2005. For the full year, the ROE was 20.34% in 2006 compared to 22.23% in 2005.

    The annualized return on average assets (ROA) for fourth quarter 2006 was 1.88%, compared to 1.77% for fourth quarter 2005, and 1.77% for third quarter 2006. For the full year, the ROA was 1.75% in 2006 compared to 1.59% in 2005.

    The efficiency ratio for fourth quarter 2006 was 46.01%, compared to 48.63% for fourth quarter 2005. The improvement in the efficiency ratio was primarily due to improved operating leverage as revenues increased 7.2% and expenses increased 1.4%. The increase in the efficiency ratio comparing fourth quarter 2006 to 45.26% for third quarter 2006 was due primarily to the effect of margin compression on revenue growth.

    Capital

    At December 31, 2006, we continued to exceed the regulatory capital requirements to be classified as a "well-capitalized institution." The Leverage Ratio was 11.18% compared to 10.22% at December 31, 2005. The Tier 1 Risk-based Ratio was 12.16% compared to 11.77% at December 31, 2005. The Total Risk-based Ratio was 13.21% compared to 12.90% at December 31, 2005. During September 2005, approximately $20 million of capital was raised from the sale of common stock to the Company's chairman of the board of directors which closed on September 12, 2005.

    Earnings Outlook

    For the full year of 2007, the Company expects fully diluted earnings per share to range between $1.29 and $1.33.

    Commenting on the outlook, Ms. Kim said, "We expect to continue generating loan growth in the 15-20% range in 2007, while also seeing further increases in our SBA loan production as we continue to build our presence in newer markets. However, we expect that our earnings growth will continue to be impacted by a decline in our net interest margin due to the yield curve environment and higher expenses related to FDIC insurance and professional fees. As we are able to expand our footprint in the future, we believe we can increase our ability to gather core deposits, lower our cost of funds, and drive higher levels of earnings growth."

    Conference Call and Webcast

    A conference call with simultaneous webcast to discuss the Company's fourth quarter 2006 financial results will be held tomorrow, February 1, 2007 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-901-5217 (domestic) or 617-786-2964 (international), passcode 62140641. There will also be a live webcast of the call available at the Investor Relations section of Nara Bank's web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

    After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp's web site. A replay of the call will be available at 888-286-8010 (domestic) or 617-801-6888 (international) through February 8, 2007; the pass code is 86246930.

    About Nara Bancorp, Inc.

    Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 18 branches and 7 loan production offices in the United States. Nara Bank operates full-service branches in California and New York, with loan production offices in California, Washington, , Texas, Georgia, Illinois, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

    Forward-Looking Statements

    This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company's financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.



                          Nara Bancorp, Inc.
            Consolidated Statements of Financial Condition
       Unaudited (Dollars in Thousands, Except for Share Data)


Assets                                        %                   %
                   12/31/2006   9/30/2006  change  12/31/2005  change
                   ----------- ----------- ------- ----------- -------

Cash and due from
 banks                $36,300     $33,799       7%    $32,924      10%
Federal funds sold     44,500       2,500    1680%     33,100      34%
Term federal funds
 sold                       -           -       0%      7,000    -100%
Securities
 available for
 sale, at fair
 value                162,851     200,461     -19%    174,709      -7%
Securities held to
 maturity, at
 amortized cost
 (fair value:
 December 31, 2006
 - $1,002;
 September 30, 2006
 - $1,005; December
 31, 2005 - $1,023)     1,000       1,000       0%      1,001       0%
Federal Home Loan
 Bank and Federal
 Reserve Bank stock     9,758       9,655       1%      8,266      18%
Loans held for
 sale, at the lower
 of cost or market     15,162       9,103      67%     17,083     -11%
Loans receivable    1,714,865   1,660,321       3%  1,445,740      19%
Allowance for loan
 losses               (19,112)    (18,909)      1%    (17,618)      8%
                   ----------- ----------- ------- ----------- -------
  Net loans         1,695,753   1,641,412       3%  1,428,122      19%
                   ----------- ----------- ------- ----------- -------
Accrued interest
 receivable             8,974       8,425       7%      7,620      18%
Premises and
 equipment, net        11,941      11,575       3%      8,148      47%
Cash surrender
 value of life
 insurance             15,113      15,000       1%     14,640       3%
Goodwill                2,347       2,347       0%      2,347       0%
Other intangible
 assets, net            2,899       3,071      -6%      3,589     -19%
Other assets           41,878      40,457       4%     37,273      12%
                   ----------- ----------- ------- ----------- -------
  Total assets     $2,048,476  $1,978,805       4% $1,775,822      15%
                   =========== =========== ======= =========== =======


Liabilities

Deposits           $1,712,235  $1,649,317       4% $1,526,486      12%
Borrowings from
 Federal Home Loan
 Bank                  76,000      81,000      -6%     31,000     145%
Subordinated
 debentures            39,268      39,268       0%     39,268       0%
Accrued interest
 payable                8,258       9,933     -17%      8,755      -6%
Other liabilities      26,123      22,665      15%     23,559      11%
                   ----------- ----------- ------- ----------- -------
  Total liabilities 1,861,884   1,802,183       3%  1,629,068      14%
                   ----------- ----------- ------- ----------- -------

Stockholders'
 Equity

Common stock,
 $0.001 par value;
 authorized,
 40,000,000 shares;
 issued and
 outstanding,
 26,107,672,
 26,100,672 and
 25,444,442 shares
 at December 31,
 2006, September
 30, 2006 and
 December 31, 2005,
 respectively             $26         $26       0%        $25       4%
Capital surplus        77,904      77,320       1%     69,451      12%
Retained earnings     111,978     103,338       8%     81,016      38%
Accumulated other
 comprehensive
 loss, net             (3,316)     (4,062)    -18%     (3,738)    -11%
                   ----------- ----------- ------- ----------- -------
  Total
   stockholders'
   equity             186,592     176,622       6%    146,754      27%
                   ----------- ----------- ------- ----------- -------

  Total liabilities
   and
   stockholders'
   equity          $2,048,476  $1,978,805       4% $1,775,822      15%
                   =========== =========== ======= =========== =======





                          Nara Bancorp, Inc.
                  Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Share and Per Share Data)



                                   Three Months Ended,
                   ---------------------------------------------------
                                              %                   %
                   12/31/2006  9/30/2006   change  12/31/2005  change
                   ---------------------------------------------------

Interest income:
  Interest and fees
   on loans           $38,950     $37,818       3%    $31,332      24%
  Interest on
   securities           2,151       2,340      -8%      1,871      15%
  Interest on
   federal funds
   sold and other
   investments            324         470     -31%        651     -50%
                   ---------------------------------------------------
    Total interest
     income            41,425      40,628       2%     33,854      22%
                   ---------------------------------------------------

Interest expense:
  Interest on
   deposits            15,245      14,799       3%     10,537      45%
  Interest on other
   borrowings           1,963       1,403      40%      1,121      75%
                   ---------------------------------------------------
    Total interest
     expense           17,208      16,202       6%     11,658      48%
                   ---------------------------------------------------

Net interest income
 before provision
 for loan losses       24,217      24,426      -1%     22,196       9%
Provision for loan
 losses                 1,362       1,170      16%        857      59%
                   ---------------------------------------------------
Net interest income
 after provision
 for loan losses       22,855      23,256      -2%     21,339       7%
                   ---------------------------------------------------

Non-interest
 income:
  Service fees on
   deposit accounts     1,553       1,471       6%      1,569      -1%
  Net gains on
   sales of SBA
   loans                1,091         922      18%      2,297     -53%
  Net gains on
   sales of other
   loans                1,272           -       -           -       -
  Net gains on
   sales of
   securities
   available-for-
   sale                    92           -       -           -       -
  Other income and
   fees                 1,440       1,952     -26%      1,606     -10%
                   ---------------------------------------------------
    Total non-
     interest
     income             5,448       4,345      25%      5,472       0%
                   ---------------------------------------------------

Non-interest
 expense:
  Salaries and
   employee
   benefits             6,857       6,346       8%      6,361       8%
  Occupancy             2,087       1,993       5%      1,907       9%
  Furniture and
   equipment              639         562      14%        589       8%
  Advertising and
   marketing              655         421      56%        789     -17%
  Data processing
   and
   communications         781       1,029     -24%        920     -15%
  Professional fees       663         815     -19%      1,159     -43%
  Other                 1,966       1,856       6%      1,729      14%
                   ---------------------------------------------------
    Total non-
     interest
     expense           13,648      13,022       5%     13,454       1%
                   ---------------------------------------------------
Income before
 income taxes          14,655      14,579       1%     13,357      10%
Income taxes            5,298       5,910     -10%      5,446      -3%
                   ---------------------------------------------------
Net Income             $9,357      $8,669       8%     $7,911      18%
                   ===================================================

Earnings Per Share:
  Basic                 $0.36       $0.33               $0.31
  Diluted               $0.35       $0.33               $0.30

Average Shares
 Outstanding
  Basic            26,103,639  25,949,931          25,406,294
  Diluted          26,533,757  26,407,185          26,180,117



                                     Twelve Months Ended December 31,
                                     ---------------------------------
                                        2006        2005     % change
                                     ---------------------------------

Interest income:
  Interest and fees on loans           $144,349    $108,915        33%
  Interest on securities                  8,435       6,217        36%
  Interest on federal funds sold and
   other investments                      3,047       2,092        46%
                                     ---------------------------------
    Total interest income               155,831     117,224        33%
                                     ---------------------------------

Interest expense:
  Interest on deposits                   55,557      32,698        70%
  Interest on other borrowings            5,659       4,953        14%
                                     ---------------------------------
    Total interest expense               61,216      37,651        63%
                                     ---------------------------------

Net interest income before provision
 for loan losses                         94,615      79,573        19%
Provision for loan losses                 3,754       5,427       -31%
                                     ---------------------------------
Net interest income after provision
 for loan losses                         90,861      74,146        23%
                                     ---------------------------------

Non-interest income:
  Service fees on deposit accounts        6,081       6,281        -3%
  Net gains on sales of SBA loans         4,826       5,987       -19%
  Net gains on sales of other loans       1,272           -         -
  Net gains on sales of securities
   available-for-sale                        92         143       -36%
  Other income and fees                   7,028       7,781       -10%
                                     ---------------------------------
    Total non-interest income            19,299      20,192        -4%
                                     ---------------------------------

Non-interest expense:
  Salaries and employee benefits         27,097      23,925        13%
  Occupancy                               7,814       6,963        12%
  Furniture and equipment                 2,269       2,100         8%
  Advertising and marketing               2,352       2,149         9%
  Data processing and communications      3,781       3,416        11%
  Professional fees                       2,938       3,714       -21%
  Other                                   7,706       6,403        20%
                                     ---------------------------------
    Total non-interest expense           53,957      48,670        11%
                                     ---------------------------------
Income before income taxes               56,203      45,668        23%
Income taxes                             22,397      18,811        19%
                                     ---------------------------------
Net Income                              $33,806     $26,857        26%
                                     =================================

Earnings Per Share:
  Basic                                   $1.31       $1.11
  Diluted                                 $1.28       $1.07

Average Shares Outstanding
  Basic                              25,786,700  24,119,107
  Diluted                            26,317,408  25,062,921





                          Nara Bancorp, Inc.
                          Supplemental Data
                   Unaudited (Dollars in Thousands)

                          (Annualized)
                  At or for the Three Months    At or for the Twelve
                             Ended,                  Months Ended,
                ------------------------------------------------------
Profitability
 measures:      12/31/2006 9/30/2006 12/31/2005 12/31/2006 12/31/2005
                ------------------------------------------------------
  ROA                 1.88%     1.77%      1.77%      1.75%      1.59%
  ROE                20.56%    20.36%     21.83%     20.34%     22.23%
  Net interest
   margin,
   including
   loan
   prepayment
   fee income         5.10%     5.25%      5.23%      5.14%      5.00%
  Net interest
   margin,
   excluding
   loan
   prepayment
   fee income         4.99%     5.11%      5.13%      5.05%      4.95%
  Efficiency
   ratio             46.01%    45.26%     48.63%     47.37%     48.78%
  Yield on loan
   portfolio          9.21%     9.28%      8.61%      9.06%      7.87%
  Yield on
   interest-
   earning
   assets             8.73%     8.73%      7.98%      8.47%      7.36%
  Cost of
   interest-
   bearing
   deposits           4.78%     4.61%      3.57%      4.37%      3.03%
  Cost of total
   deposits           3.68%     3.55%      2.74%      3.38%      2.28%
  Cost of
   interest-
   bearing
   liabilities        4.91%     4.74%      3.74%      4.51%      3.20%
  Cost of time
   deposits           5.22%     5.06%      3.95%      4.80%      3.37%
  Cost of funds       3.87%     3.70%      2.90%      3.54%      2.46%
  Net interest
   spread (yield
   on average
   interest-
   earning
   assets -
   average cost
   of funds)          4.86%     5.02%      5.08%      4.93%      4.91%




                            For the Three Months Ended,
              --------------------------------------------------------
              12/31/2006  9/30/2006   % change  12/31/2005  % change
              --------------------------------------------------------
AVERAGE
 BALANCES
Gross loans,
 includes
 loans held
 for sale     $1,691,340  $1,629,345         4% $1,454,930        16%
Interest-
 earning
 assets        1,898,348   1,862,304         2%  1,696,845        12%
Total assets   1,995,242   1,959,562         2%  1,790,975        11%

Interest-
 bearing
 deposits      1,276,231   1,284,143        -1%  1,179,585         8%
Interest-
 bearing
 liabilities   1,401,350   1,366,506         3%  1,247,753        12%
Non-interest-
 bearing
 demand
 deposits        378,703     383,587        -1%    359,103         5%
Stockholders'
 Equity          182,017     170,273         7%    144,963        26%

                                       For the Twelve Months Ended,
                                     ---------------------------------
                                     12/31/2006  12/31/2005  % change
                                     ---------------------------------
AVERAGE BALANCES
Gross loans, includes loans held for
 sale                                 1,593,453   1,383,758        15%
Interest-earning assets               1,840,176   1,591,744        16%
Total assets                          1,934,925   1,684,577        15%

Interest-bearing deposits             1,271,738   1,080,588        18%
Interest-bearing liabilities          1,357,874   1,177,600        15%
Non-interest-bearing demand deposits    373,789     355,431         5%
Stockholders' Equity                    166,206     120,793        38%






LOAN PORTFOLIO
 COMPOSITION:  12/31/2006   9/30/2006  % change  12/31/2005  % change
               -------------------------------------------------------
Commercial
 loans           $565,759    $520,253         9%   $483,231        17%
Real estate
 loans          1,102,072   1,089,705         1%    900,699        22%
Consumer and
 other loans       49,201      53,132        -7%     64,633       -24%
               -------------------------------------------------------
  Loans
   outstanding  1,717,032   1,663,090         3%  1,448,563        19%
Unamortized
 deferred loan
 fees - net of
 costs             (2,167)     (2,769)      -22%     (2,823)      -23%
               -------------------------------------------------------
  Loans, net of
   deferred
   loan fees
   and costs    1,714,865   1,660,321         3%  1,445,740        19%
Allowance for
 loan losses      (19,112)    (18,909)        1%    (17,618)        8%
               -------------------------------------------------------
Loan
 receivable,
 net           $1,695,753  $1,641,412         3% $1,428,122        19%
               =======================================================





                             For the Three Months Ended,
                ------------------------------------------------------
ALLOWANCE FOR
 LOAN LOSSES:   12/31/2006  9/30/2006  % Change  12/31/2005  % Change
                ------------------------------------------------------
Balance at
 Beginning of
 Period            $18,909    $18,168         4%    $17,068        11%
Provision for
 Loan Losses         1,362      1,170        16%        857        59%
Recoveries             108        218       -50%        160       -33%
Charge Offs         (1,267)      (647)       96%       (467)      171%
                ------------------------------------------------------
Balance at End
 of Period         $19,112    $18,909         1%    $17,618         8%
                ======================================================
Net charge-
 off/Average
 gross loans
 (annualized)         0.27%      0.11%                 0.08%


                                      For the Twelve Months
                                              Ended,
                                     ---------------------------------
ALLOWANCE FOR LOAN LOSSES:           12/31/2006  12/31/2005  % Change
                                     ----------------------- ---------
Balance at Beginning of Period          $17,618     $14,627        20%
Provision for Loan Losses                 3,754       5,427       -31%
Recoveries                                1,401         630       122%
Charge Offs                              (3,661)     (3,066)       19%
                                     ---------------------------------
Balance at End of Period                $19,112     $17,618         8%
                                     =================================
Net charge-off/Average gross loans
 (annualized)                              0.14%       0.18%





NON-PERFORMING ASSETS               12/31/2006  9/30/2006  12/31/2005
                                    ----------------------------------
Delinquent Loans 90 days or more on
 Non-Accrual Status                     $3,271     $3,983      $5,489
Delinquent Loans 90 days or more on
 Accrual Status                              -          -           -
                                    ----------------------------------
Total Non-Performing Loans               3,271      3,983       5,489
Other real estate owned                      -          -           -
Restructured Loans                         298        606         741
                                    ----------------------------------
Total Non-Performing Assets             $3,569     $4,589      $6,230
                                    ==================================
Non-Performing Assets/ Total Assets       0.17%      0.23%       0.35%
Non-Performing Loans/Gross Loans          0.19%      0.24%       0.38%
Allowance for loan losses/ Gross
 Loans                                    1.11%      1.14%       1.22%
Allowance for loan losses/ Non-
 Performing Loans                          584%       475%        321%




DEPOSIT
 COMPOSITION   12/31/2006   9/30/2006  % Change  12/31/2005  % Change
               -------------------------------------------------------
  Non-interest-
   bearing
   demand
   deposits      $407,519    $386,263         6%   $371,943        10%
  Money market
   and other      184,199     202,157        -9%    185,550        -1%
  Saving
   deposits       141,611     138,567         2%    120,948        17%
  Time deposits
   of $100,000
   or more        768,727     726,900         6%    714,636         8%
  Other time
   deposits       210,179     195,430         8%    133,409        58%
               ----------------------- -------------------------------
    Total
     deposit
     balances  $1,712,235  $1,649,317         4% $1,526,486        12%
               ======================= ===============================




DEPOSIT COMPOSITION (%)             12/31/2006  9/30/2006  12/31/2005
                                    ----------------------------------
  Non-interest-bearing demand
   deposits                               23.8%      23.4%       24.4%
  Money market and other                  10.7%      12.3%       12.2%
  Saving deposits                          8.3%       8.4%        7.9%
  Time deposits of $100,000 or more       44.9%      44.1%       46.8%
  Other time deposits                     12.3%      11.8%        8.7%
                                    ----------------------------------
    Total deposit balances               100.0%     100.0%      100.0%
                                    ==================================


CAPITAL RATIOS                      12/31/2006  9/30/2006  12/31/2005
                                    ----------------------------------
  Total stockholders' equity          $186,592    176,622    $146,754
  Tier 1 risk-based capital ratio        12.16%     12.09%      11.77%
  Total risk-based capital ratio         13.21%     13.17%      12.90%
  Tier 1 leverage ratio                  11.18%     10.91%      10.22%
  Book value per share                   $7.15      $6.77       $5.77
  Tangible book value per share          $6.95      $6.56       $5.53
  Tangible equity to tangible assets      8.88%      8.68%       7.96%



    CONTACT: Financial Relations Board
             Investors and Financial Media:
             Tony Rossi, 310-854-8317